Varsity Group Inc. Sells Uniform Retailer Campus Outfitters to SchoolOne.com, LLC

FAIRFAX, VA. February 27, 2008 -- Varsity Group Inc. (NasdaqCM:VSTY), a provider of online textbook sales and services to educational institutions nationwide, announced that today it has sold its subsidiary, Campus Outfitters Group, LLC, a retailer of private elementary, middle and high school uniforms, to SchoolOne.com, LLC, which provides IT services solutions to K-12 schools. In acquiring Campus Outfitters, SchoolOne paid Varsity $700,000 in the form of a release of debt obligations owed by Varsity to SchoolOne and also assumed approximately $600,000 in current liabilities and approximately $2,000,000 in real estate lease obligations related to the business.

On February 25, Varsity announced that it had entered into a definitive merger agreement with a subsidiary of Follett Corporation. Pursuant to the agreement, Follett is to commence a tender offer to acquire all issued and outstanding shares of Varsity Group for $0.20 per share in cash. The sale of Campus Outfitters will not affect the pending transaction with Follett Corporation.

"As the principal IT services supplier for Campus Outfitters, we understand this business well and believe it has substantial growth opportunities," said Micki Tubbs, president and CEO of SchoolOne LLC). "It is a great brand with a terrific market presence. Our IT and management expertise, when combined with the strengths of Campus Outfitters, will enable us to more effectively service its current customers and grow the business."

About Varsity Group

Varsity Group Inc. is an outsource solution provider to education institutions nationwide. Under the brand Varsity Books, Varsity Group provides solutions that enable schools to focus on their core educational mission. Varsity Group's solutions include online textbook and school supply.

About SchoolOne

SchoolOne is a business unit of FIT Technologies, based in Cleveland, OH, which provides IT service solutions to K-12 schools and corporations. Founded in 1999, FIT is a woman-owned business of more than 120 employees, serving clients in Ohio, Michigan, Pennsylvania, Arizona, California, Colorado, Florida, Maryland and Washington, DC

Important Information for Investors

In connection with the tender offer, Varsity Group Inc. expects to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. In connection with the proposed merger, Varsity Group expects to file a proxy statement with the SEC, if required by law. Investors and security holders are strongly advised to read these documents when they become available because they will contain important information about the tender offer and the proposed merger. Free copies of materials filed by Varsity Group will be available at the SEC's web site at www.sec.gov, or at the Varsity Group web site at www.varsitygroup.com, and will also be available without charge, by directing a request to Varsity Group Inc. at 2677 Prosperity Ave., Suite 250, Fairfax, VA, 22031, attention Investor Relations. Varsity Group Inc. and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of tenders or proxies from its shareholders. Information concerning the interests of Varsity Group participants in the solicitation is set forth in Varsity Group's most recent proxy statement and other public filings with the SEC, and will be set forth in the proxy statement relating to any merger, if one is required to be filed, and in the solicitation/recommendation statement on Schedule 14D-9 when they become available.

The press release is for information only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Varsity Group Inc. common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other related materials, that VGI Acquisition Corp., a subsidiary of Follett Corporation, intends to file with the SEC. Once filed, Varsity Group shareholders should read those materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Once filed, Varsity Group shareholders will be able to obtain the tender statement on Schedule TO, the offer to purchase and related materials with respect to the offer free of charge at the SEC's web site at www.sec.gov, from the information agent named in the tender offer materials, or from VGI Acquisition Corp.

Cautionary Statements

Statements in this release that are not statements of historical fact may include forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Such forward-looking statements include statements concerning the completion of the transactions contemplated by the merger agreement, including the merger and the timing thereof and the business opportunities afforded by the merger. Important factors that may cause actual results to differ include: risks that could prevent or delay the closing of the transaction, including satisfaction of conditions to closing an acquisition transaction of this type, such as acceptance of the offer by holders of a sufficient number of shares of common stock of Varsity Group Inc. For a discussion of other risks facing Varsity Group's business, please refer to the documents filed by Varsity Group Inc. with the United States Securities and Exchange Commission from time to time.

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Contact:

Varsity Group Inc.

Jim Craig

Chief Financial Officer

President and CEO

Jim.craig@varsitygroup.com

202-349-1231

2677 Prosperity Ave.

Suite 250

Fairfax, VA, 22031

SchoolOne.com, LLC

Micki Tubbs

President and CEO

mtubbs@fittechnologies.net

216-583-0733

The Idea Center Building
1375 Euclid Avenue
Suite 500
Cleveland, OH 44115